[Exhibit 23.1 -- Consent of Baumann, Raymondo & Company, PA, dated June 10,
2005]

                     [Baumann, Raymondo & Company, PA logo]



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: Premier Development & Investment, Inc.
Form S-3

Gentlemen:

We hereby consent to the incorporation of our report, dated April 5, 2005, as independent auditors accompanying the audited financial statements of Premier Development & Investment, Inc. ("Premier") as of December 31, 2004, and for the period then ended, issued in connection with Premier's filing of its registration statement being filed under the Securities Act of 1933, under cover of Form S-3. We also consent to the use of our name under the heading "Experts" in the registration statement.

Very truly yours,



/s/Baumann, Raymondo & Company, PA

Baumann, Raymondo & Company, PA
Certified Public Accountants
Tampa, Florida
June 10, 2005